Exhibit 3.150

E-TENANTS.COM LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

          THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is entered into as of this 30th day of December, 2000 by and between e-Tenants.com Holding, LP, a Pennsylvania limited partnership ("Holding"), currently the only admitted Member of e-Tenants.com LLC., a Delaware limited liability company (the "Company"), and the Company.

          i.      Organization. Holding has organized the Company as a limited liability company under the Delaware Limited Liability Company Act and has caused a Certificate of Formation to be prepared, executed and filed in the office of the Secretary of State of the State of Delaware.

          ii.      Purpose. The Company has been organized to pursue any lawful purpose except for the purposes of banking or insurance.

          3.      Term. The term of the Company shall commence upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware and shall continue until terminated by majority vote of its Member(s), at which time the then existing Member(s) shall file a Certificate of Cancellation in the office of the Secretary of State of the State of Delaware.

          4.      Management. The Company shall be managed by its Member(s). Holding hereby designates as its agents Gerard H. Sweeney, Sr., President and Chief Executive Officer, Barbara L. Yamarick, Vice President, and Brad A. Molotsky, Secretary. While serving in such capacities, Messrs. Sweeney, Sr. and Molotsky and Ms. Yamarick shall have active management of the operations of the Company, including without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of its Member(s), and shall make such reports of the affairs of the Company to the Member(s) as such Member(s) may require. Such designation by Holding shall not cause Holding to cease to be a Member of the Company, nor shall such designation be deemed to confer Member status, rights or interests upon Messrs. Sweeney, Sr. and Molotsky and Ms. Yamarick. Such designation notwithstanding, Holding retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace Messrs. Sweeney, Sr. and Molotsky and Ms. Yamarick as its agents.

          5.      Limitation of Liability. No agent designated pursuant to this Agreement shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

          6. Additional Members. Additional Members shall be admitted only upon the written agreement of Holding. The terms and conditions of this Limited Liability Company Agreement may not be modified or amended except by a written agreement signed by Holding.

          7.      Governing Law. This Limited Liability Company Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law rules in that jurisdiction.

          8.      Miscellaneous. This Agreement amends and restates the original Limited Liability Company Agreement dated as of April 4, 2000 by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership ("BOP") and the Company, and reflects the assignment by BOP of it's entire right, title and interest in the Company to Holding as of the date hereof.

          IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

e-Tenants.com Holding, L.P.

By: BRANDYWINE OPERATING PARTNERSHIP, L.P., general partner

By: /s/ Gerard H. Sweenev
Name: Gerard H. Sweeney, Sr.
Title: President and Chief Executive Officer

e-Tenants.com LLC

By: /s/ Gerard H. Sweeney
Name: Gerard H. Sweeney, Sr.
Title: President and Chief Executive Officer